UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
March 30, 2011
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
As previously reported in Current Reports on Form 8-K filed on March 22, 2011 and March 28, 2011, on March 22, 2011 Finisar Corporation (“Finisar”) entered into a transaction agreement with Ignis ASA (“Ignis”), a Norwegian corporation, under which Finisar will make a recommended voluntary public cash offer to acquire all of the outstanding shares of Ignis not currently owned by Finisar for NOK 8 per share. On March 30, 2011, Ignis made the following public statement:
Ignis — Received call for arbitration

Published March 30th, 2011 Ignis has received a call for arbitration from NeoPhotonics Corporation. The dispute relates to an agreement under which NeoPhotonics Corporation has a right of first refusal to the shares in Ignis’s subsidiary Ignis Photonyx A/S (“IPX”) if Ignis successfully negotiates terms of a sale of IPX. NeoPhotonics Corporation argues that under the terms of the agreement the offer by Finisar Corporation to acquire all outstanding shares in Ignis ASA will trigger this right of first refusal. Ignis strongly disagrees with this view and believes that there is no legal basis for the claim alleged by NeoPhotonics Corporation. NeoPhotonics Corporation holds 18.66% of the shares in Ignis through its subsidiary Novel Centennial Limited.
Taking into account the statement issued by Ignis, and based on information available to it at this time, Finisar intends to proceed with its offer to acquire the outstanding shares of Ignis on the terms and conditions in the transaction agreement.
Additional Information
     The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Ignis. Finisar plans to publish and distribute an offer document setting forth the terms of the offer to Ignis shareholders as soon as practicable. The offer document will contain important information about Ignis, the transaction and related matters. Investors and Ignis shareholders are urged to read the offer document carefully when it becomes available. Investors will be able to obtain free copies of the offer document by contacting SEB Enskilda, the receiving agent for the offer, at +47 21008500 or by visiting www.sebenskilda.no.
     The offer will not be made in any jurisdiction in which the making of the offer would not be in compliance with the laws of such jurisdiction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2011
Finisar Corporation
	By:	/s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and General Counsel

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